UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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The Timken Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
2006
Annual Meeting of
Shareholders
and
Proxy Statement
THE TIMKEN COMPANY
Canton, Ohio U.S.A.

Ward J. Timken, Jr.
Chairman — Board of Directors

March 1, 2006

Dear Shareholder:

The 2006 Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, April 18, 2006, at ten o’clock in the morning at the corporate offices of the Company in Canton, Ohio.

This year, you are being asked to act upon one matter recommended by your Board of Directors. Details of this matter are contained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.

I appreciate the strong support of our shareholders over the years and look forward to a similar vote of support at the 2006 Annual Meeting of Shareholders.

Sincerely,

Ward J. Timken, Jr.

Enclosure
The Timken Company
1835 Dueber Avneue, S.W.
P.O. Box 6927
Canton, OH 44706-0927 U.S.A.
Telephone: 330-438-3000

THE TIMKEN COMPANY
Canton, Ohio

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, April 18, 2006, at 10:00 a.m., at 1835 Dueber Avenue, S.W., Canton, Ohio, for the following purposes:
1.	To elect three Directors to serve in Class III for a term of three years.

2.	To transact such other business as may properly come before the meeting.
Holders of Common Stock of record at the close of business on February 21, 2006, are the shareholders entitled to notice of and to vote at the meeting.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.
SCOTT A. SCHERFF
Corporate Secretary and
Assistant General Counsel
March 1, 2006
YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR
PROXY CARD OR VOTE ELECTRONICALLY.

THE TIMKEN COMPANY

PROXY STATEMENT
     The enclosed proxy is solicited by the Board of Directors of The Timken Company (the “Company”) in connection with the Annual Meeting of Shareholders to be held on April 18, 2006, at 10:00 a.m. local time at the Company’s corporate offices, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The mailing address of the corporate offices of the Company is 1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798. The approximate date on which this Proxy Statement and form of proxy will be first sent or given to shareholders is March 13, 2006.
     The Board of Directors is not aware that matters other than those specified in the foregoing Notice will be brought before the meeting for action. However, if any such matters should be brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.
ELECTION OF DIRECTORS
     The Company presently has twelve Directors who, pursuant to the Amended Regulations of the Company, are divided into three classes with five Directors in Class I, four Directors in Class II and three Directors in Class III. From the 2005 Annual Meeting of Shareholders until August 14, 2005, there were thirteen Directors, with five Directors in Class I, four Directors in Class II and four Directors in Class III. At the Board of Directors’ meeting held on August 4, 2005, the Board passed a resolution decreasing the size of the Board from thirteen to twelve Directors, effective August 15, 2005, and the reduction was apportioned to Class III. This reduction was due to the resignation from the Board of W. R. Timken, Jr., non-executive Chairman of the Board, who accepted an appointment to the position of U.S. Ambassador to Germany. The Board of Directors elected W. J. Timken, Jr., Chairman – Board of Directors, at the same meeting, effective August 15, 2005. At the 2006 Annual Meeting of Shareholders, three Directors will be elected to serve in Class III for a three-year term to expire at the 2009 Annual Meeting of Shareholders. Under Ohio law and the Company’s Amended Regulations, candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.
     If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they shall deem advisable.
ITEM NO. 1
ELECTION OF CLASS III DIRECTORS
     The Board of Directors, by resolution at its February 7, 2006, meeting, nominated the three individuals set forth below to be elected Directors in Class III at the 2006 Annual Meeting of Shareholders to serve for a term of three years expiring at the Annual Meeting of Shareholders in 2009 (or until their respective successors are elected and qualified). All of the nominees have been previously elected as a Director by the shareholders. Each of the nominees listed below has consented to serve as a Director if elected.
     Unless otherwise indicated on any proxy, the persons named as proxies on the enclosed proxy form intend to vote the shares covered by such proxy form in favor of the nominees named below. The Board of Directors unanimously recommends a vote FOR the election of the nominees named below.

     The following table, based on information obtained in part from the respective nominees and in part from the records of the Company, sets forth information regarding each nominee as of January 11, 2006.

	Age; Principal Position or Office;	Director
	Business Experience for Last Five Years;	Continuously
Name of Nominee	Directorships of Publicly Held Companies	Since
Joseph W. Ralston	62, Vice Chairman, The Cohen Group, an organization that provides clients with comprehensive tools for understanding and shaping their business, political, legal, regulatory and media environments, since 2003. Previous positions: General – United States Air Force (Retired); Supreme Allied Commander, Europe, NATO, 2000-2003. Director of: Lockheed Martin Corporation; URS Corporation.	2003

John M. Timken, Jr.	54, Private Investor.	1986

Jacqueline F. Woods	58, Retired President of SBC/at&t Ohio, a telecommunications company, since 2000. Director of: The Anderson’s Inc.	2000

CONTINUING DIRECTORS
     The remaining nine Directors, named below, will continue to serve in their respective classes until their respective terms expire. The following table, based on information obtained in part from the respective Directors and in part from the records of the Company, sets forth information regarding each continuing Director as of January 11, 2006.

	Age; Principal Position or Office;		Director
	Business Experience for Last Five Years;	Term	Continuously
Name of Director	Directorships of Publicly Held Companies	Expires	Since
Phillip R. Cox	58, President and Chief Executive Officer of Cox Financial Corporation, a financial services company, since 1972. Director of: Cincinnati Bell, Inc.; Cinergy Corp.; Diebold, Incorporated; Touchstone Mutual Funds; Long Stanton Manufacturing Company.	April 2008	2004

James W. Griffith	52, President and Chief Executive Officer of The Timken Company, since 2002. Previous position: President and Chief Operating Officer, 1999-2002. Director of: Goodrich Corporation.	April 2007	1999

Jerry J. Jasinowski	67, President of The Manufacturing Institute, the education and research arm of the National Association of Manufacturers, the nation’s largest industrial trade association, since 2004. Previous position: President — National Association of Manufacturers, 1990-2004. Director of: webMethods, Inc.; Harsco Corporation; The Phoenix Companies, Inc.	April 2007	2004

John A. Luke, Jr.	57, Chairman and Chief Executive Officer of MeadWestvaco Corporation, a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals, since 2003. Previous positions: Chairman, President and Chief Executive Officer of MeadWestvaco Corporation, 2003; President and Chief Executive Officer of MeadWestvaco Corporation, 2002-2003; Chairman, President and Chief Executive Officer of Westvaco Corporation, 1996-2002. Director of: The Bank of New York Company, Inc.; FM Global; MeadWestvaco Corporation.	April 2007	1999

Robert W. Mahoney	69, Retired Chairman of the Board of Diebold, Incorporated, a company specializing in the automation of self-service transactions, security products, software and service for its products, since 1999. Director of: Cincinnati Bell, Inc.; Sherwin-Williams Co.	April 2008	1992

	Age; Principal Position or Office;		Director
	Business Experience for Last Five Years;	Term	Continuously
Name of Director	Directorships of Publicly Held Companies	Expires	Since
Frank C. Sullivan	45, President and Chief Executive Officer of RPM International Inc., a world leader in specialty coatings, since 2002. Previous position: President and Chief Operating Officer, RPM International Inc., 2001-2002. Director of: RPM International Inc.	April 2007	2003

Ward J. Timken	63, President – Timken Foundation, since 2004. Previous position: Vice President of The Timken Company, 1992-2003.	April 2007	1971

Ward J. Timken, Jr.	38, Chairman – Board of Directors of The Timken Company, since 2005. Previous positions: Vice Chairman and President – Steel, 2005; Executive Vice President and President – Steel, 2004-2005; Corporate Vice President – Office of the Chairman, 2000-2003.	April 2008	2002

Joseph F. Toot, Jr.	70, Retired President and Chief Executive Officer of The Timken Company, since 1998. Director of: PSA Peugeot Citroen; Rockwell Automation, Inc.; Rockwell Collins, Inc.	April 2008	1968
     Ward J. Timken is the father of Ward J. Timken, Jr. and the cousin of John M. Timken, Jr.
     The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of Directors. Those standards are annexed to this Proxy Statement as Appendix A. The Board has determined that the following continuing Directors or Director nominees have no material relationship with the Company and meet those independence standards: Phillip R. Cox, Jerry J. Jasinowski, John A. Luke, Jr., Robert W. Mahoney, Joseph W. Ralston, Frank C. Sullivan, John M. Timken, Jr., Joseph F. Toot, Jr., and Jacqueline F. Woods.
     The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During 2005, there were seven meetings of the Board of Directors, ten meetings of its Audit Committee, four meetings of its Compensation Committee, and four meetings of its Nominating and Corporate Governance Committee. All nominees for Director and all continuing Directors attended 75 percent or more of the meetings of the Board and its Committees on which they served. All members of the Board of Directors are expected to attend the Annual Meeting of Shareholders. All thirteen Board members attended last year’s Annual Meeting of Shareholders. At each regularly scheduled meeting of the Board of Directors, the independent directors also meet separately in an executive session. The Chairpersons of the standing committees preside over those sessions on a rotating basis.
DIRECTOR COMPENSATION
     Each Nonemployee Director who served in 2005 was paid at the annual rate of $45,000 for services as a Director. Each Nonemployee Director serving at the time of the Annual Meeting of Shareholders on April 20, 2005, received a grant of 1,000 shares of Common Stock and a grant of nonqualified stock options for 3,000 shares of Common Stock under The Timken Company Long-Term Incentive Plan, as Amended and Restated (the “Long-Term Incentive Plan”), following the meeting. Upon a Director’s initial election to the Board, each new Nonemployee Director receives a grant of 2,000 restricted shares of Common Stock under the Long-Term Incentive Plan. As former employees of the Company, Ward J. Timken and Joseph F. Toot, Jr. receive a pension benefit from the Company. Additionally, as a former Chief Executive Officer of the Company, Mr. Toot is provided an office and administrative support.

     Any Director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of The Director Deferred Compensation Plan adopted by the Board on February 4, 2000. Pursuant to the plan, cash fees can be deferred into a notional account and paid at a future date requested by the Director. The account will be adjusted through investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of the Company’s Common Stock, with amounts paid either in a lump sum or in installments in cash. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus a cash amount representing dividend equivalents during the deferral period. Directors who are employees of the Company receive no separate fees as Directors of the Company.
     Following review by the Compensation Committee of the Company’s Board of Directors of the existing terms of compensation for Nonemployee Directors, on February 7, 2006, the Board of Directors approved an increase in the annual cash retainer paid to Nonemployee Directors. Effective as of January 1, 2006, Nonemployee Directors will be paid at the annual rate of $60,000 for services as a Director. Additionally, the Board approved increases in the amounts received by the Chairperson of the Audit Committee from $20,000 to $30,000 and by Audit Committee members from $10,000 to $15,000. Further, the Board determined that the annual grant of nonqualified stock options for 3,000 shares of Common Stock to Nonemployee Directors be discontinued, and that the annual stock award for Nonemployee Directors be increased from 1,000 shares of Common Stock to 2,500 shares of Common Stock. Finally, the Board implemented a requirement that all equity grants to Nonemployee Directors, net of taxes, be held until the Director retires from or otherwise leaves the Board.
AUDIT COMMITTEE
     The Company has a standing Audit Committee of the Board of Directors, established in accordance with the requirements of the Securities Exchange Act of 1934. The Audit Committee has oversight responsibility with respect to the Company’s independent auditors and the integrity of the Company’s financial statements. The Audit Committee is composed of Frank C. Sullivan (Chairman), Phillip R. Cox, Robert W. Mahoney, Joseph W. Ralston, and John M. Timken, Jr. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange. The Board of Directors of the Company has determined that the Company has at least one audit committee financial expert serving on the Audit Committee, and has designated Frank C. Sullivan as that expert. Effective January 1, 2006, the Chairperson of the Audit Committee receives $30,000 annually in addition to his base Director compensation and other members of the Audit Committee receive an additional $15,000 annually for serving on the Audit Committee.
     The Audit Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 28 of this Proxy Statement.
AUDIT COMMITTEE REPORT
     The Audit Committee has reviewed and discussed with the Company’s management and the Company’s independent auditors the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to Statement of Accounting Standards 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).
     The Audit Committee has received and reviewed the written disclosure and the letter from the Company’s independent accountants required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), has discussed with the Company’s independent auditors such independent auditors’ independence, and considered the compatibility of non-audit services with the auditors’ independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission.
Frank C. Sullivan, Chairman
Phillip R. Cox
Robert W. Mahoney
Joseph W. Ralston
John M. Timken, Jr.
COMPENSATION COMMITTEE
     The Company has a standing Compensation Committee. The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating its senior management and Board of Directors. Members of the Compensation Committee are John A. Luke, Jr. (Chairman), Phillip R. Cox, Jerry J. Jasinowski, Joseph W. Ralston, and Jacqueline F. Woods. All members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange. The Chairperson of the Compensation Committee receives $15,000 annually in addition to his base Director compensation and the other members of the Compensation Committee receive an additional $7,500 annually for serving on the Compensation Committee.
     The Compensation Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 28 of this Proxy Statement.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
     The Company has a standing Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, evaluating new Director candidates and incumbent Directors, and recommending Directors to serve as members of the Board Committees. Members of the Nominating and Corporate Governance Committee are Robert W. Mahoney (Chairman), Jerry J. Jasinowski, John A. Luke, Jr., and Jacqueline F. Woods. All members of the Committee are independent as defined in the listing standards of the New York Stock Exchange. The Chairperson of the Nominating and Corporate Governance Committee receives $15,000 annually in addition to his base Director compensation and other members of the Nominating and Corporate Governance Committee receive an additional $7,500 annually for serving on the Nominating and Corporate Governance Committee.
     Director candidates recommended by shareholders will be considered in accordance with the Company’s Amended Regulations or otherwise. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate. The General Policies and Procedures of the Board of Directors provide that general criteria for Director candidates include, but are not limited to, the highest integrity and ethical standards, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company, and a range of experience and knowledge commensurate with the Company’s needs as well as the expectations of knowledgeable investors. The Nominating and Corporate Governance Committee will consider individuals it believes to be qualified to become Directors and will recommend candidates to the Board of Directors to fill new or vacant positions. In recommending candidates, the Committee will consider such factors as it deems appropriate, consistent with the factors set forth in the Board of Directors’ General Policies and Procedures. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.
     The Nominating and Corporate Governance Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 28 of this Proxy Statement.
     The Company’s code of business conduct and ethics called the “Standards of Business Ethics Policy” and its corporate governance guidelines called the “Board of Directors General Policies and Procedures” are available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 28 of this Proxy Statement.

BENEFICIAL OWNERSHIP OF COMMON STOCK
     The following table shows, as of January 11, 2006, the beneficial ownership of Common Stock of the Company by each continuing Director, nominee for Director and Executive Officer named in the Summary Compensation Table on page 13 of this Proxy Statement, and by all continuing Directors, nominees for Director and Executive Officers as a group. Beneficial ownership of Common Stock has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of Common Stock. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of Common Stock.

	Amount and Nature of Beneficial Ownership of Common Stock
	Sole Voting		Shared Voting				Percent
	Or Investment		or Investment		Aggregate		of
Name	Power (1)		Power		Amount (1)		Class
Michael C. Arnold	94,799		0		94,799		*
Phillip R. Cox	1,400	(2)	0		1,400	(2)	*
Jacqueline A. Dedo	86,200		0		86,200		*
Glenn A. Eisenberg	99,525		0		99,525		*
James W. Griffith	448,947	(2)	40,964		489,911	(2)	*
Jerry J. Jasinowski	4,400	(2)	0		4,400	(2)	*
John A. Luke, Jr.	21,768		0		21,768		*
Robert W. Mahoney	24,281		0		24,281		*
Joseph W. Ralston	15,354	(1)	0		15,354	(1)	*
Frank C. Sullivan	7,300	(2)	0		7,300	(2)	*
John M. Timken, Jr.	655,888	(3)	995,260	(4)	1,651,148	(3) (4)	1.7%
Ward J. Timken	497,475		6,501,141	(4)	6,998,616	(4)	7.5%
Ward J. Timken, Jr.	206,084		5,309,754	(4)	5,515,838	(4)	5.9%
Joseph F. Toot, Jr.	147,874		200		148,074		*
Jacqueline F. Woods	20,818		0		20,818		*
All Directors, Nominees for Director and Executive Officers as a Group (5)	2,562,288		7,014,875		9,577,163		10.0%

*	Percent of class is less than 1%.

(1)	Includes shares which the individual or group named in the table has the right to acquire, on or before March 12, 2006, through the exercise of stock options pursuant to the 1985 Incentive Plan and the Long-Term Incentive Plan, as Amended and Restated, as follows: Michael C. Arnold – 38,700; Jacqueline A. Dedo – 52,500; Glenn A. Eisenberg – 36,250; James W. Griffith – 288,500; Jerry J. Jasinowski – 3,000; John A. Luke, Jr. – 15,000; Robert W. Mahoney – 15,000; Joseph W. Ralston – 6,000; Frank C. Sullivan – 3,000; John M. Timken, Jr. – 6,000; Ward J. Timken – 42,500; Ward J. Timken, Jr. – 70,750; Joseph F. Toot, Jr. – 65,000; Jacqueline F. Woods – 15,000; all Directors, Nominees and Executive Officers as a Group – 754,033. Also includes 1,000 deferred shares for Phillip R. Cox; 1,000 deferred shares for Jerry J. Jasinowski; 2,000 deferred shares for Joseph W. Ralston; 2,500 deferred shares for Jacqueline Woods; and 400 vested deferred restricted shares for Phillip Cox; 400 vested deferred restricted shares for Jerry Jasinowski; and 800 vested deferred restricted shares for Frank Sullivan awarded as annual grants under the Long-Term Incentive Plan, which will not be issued until a later date under the Director Deferred Compensation Plan and also includes 15,000 vested deferred restricted shares held by James W. Griffith and deferred under the 1996 Deferred Compensation Plan. The shares described in this footnote (1) have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(2)	Does not include unvested deferred restricted shares held by the following individuals: Phillip R. Cox – 1,600; James W. Griffith – 5,000; Jerry J. Jasinowski – 1,600; and Frank C. Sullivan – 1,200.

(3)	Includes 248,427 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(4)	Includes shares for which another individual named in the table is also deemed to be the beneficial owner, as follows: John M. Timken, Jr. – 532,500; Ward J. Timken – 5,833,444; Ward J. Timken, Jr. – 5,300,944.

(5)	The number of shares beneficially owned by all Directors, nominees for Directors and Officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 19 individuals.
     Members of the Timken family, including John M. Timken, Jr.; Ward J. Timken; and Ward J. Timken, Jr. have in the aggregate sole or shared voting power with respect to at least an aggregate of 10,978,412 shares (11.8%) of Common Stock, which amount includes 119,250 shares that members of the Timken family have the right to acquire, on or before March 12, 2006. The members of the Timken family identified in the table are not deemed to be the beneficial owners of all such shares. The Timken Foundation of Canton, 200 Market Avenue, North, Suite 201, Canton, Ohio 44702, holds 5,247,944 of these shares, representing 5.6% of the outstanding Common Stock. Ward J. Timken; Joy A. Timken; Ward J. Timken, Jr.; and Nancy S. Knudsen are trustees of the Foundation and share the voting and investment power with respect to such shares.
     Participants in the Company’s Savings and Investment Pension Plan have voting and investment power over an aggregate of 8,381,302 shares (9.0%) of the Company’s outstanding Common Stock.
     A filing with the Securities and Exchange Commission dated January 27, 2006, by Barclays Global Investors, N.A., 45 Fremont Street, San Francisco, California 94105, indicated that it has or shares voting or investment power over 4,720,871 shares (5.1%) of the Company’s outstanding Common Stock.
     A filing with the Securities and Exchange Commission dated February 1, 2006, by Lord, Abbett & Co. LLC, 90 Hudson Street, Jersey City, New Jersey 07302, indicated that it has voting or investment power over 13,101,684 shares (14.2%) of the Company’s outstanding Common Stock.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
     The following table sets forth information concerning compensation for the Company’s Chief Executive Officer and the four other most highly compensated Executive Officers during the year ended December 31, 2005.

		Annual Compensation			Long-Term Compensation Awards
				(1)				(4)
				OTHER	(2)	SECURITIES	(3)	ALL
				ANNUAL	RESTRICTED STOCK	UNDERLYING	LTIP	OTHER
NAME AND PRINCIPAL		SALARY	BONUS	COMP	AWARD(S)	OPTIONS	PAYOUTS	COMP
POSITION	YEAR	($)	($)	($)	($)	(#)	($)	($)
James W. Griffith	2005	950,000	1,445,000	4,567	844,911	134,000	896,000	107,344
President and Chief	2004	900,000	860,000	1,874	874,856	134,000	643,500	93,769
Executive Officer	2003	800,000	450,000	1,198	348,200	80,000	0	89,492

Glenn A. Eisenberg	2005	550,000	495,000	5,937	313,785	35,000	448,000	86,248
Executive Vice President –	2004	520,000	295,000	346	293,224	35,000	396,000	63,273
Finance and Administration	2003	500,000	175,000	86	0	50,000	0	56,263

Ward J. Timken, Jr. (5)	2005	533,152	660,000	4,576	252,160	27,000	184,800	63,955
Chairman of the Board	2004	360,000	232,000	1,293	212,283	24,000	129,250	41,518
	2003	300,000	95,000	119	0	35,000	0	20,250

Michael C. Arnold	2005	440,000	435,000	3,521	268,719	30,000	294,000	41,144
President – Industrial	2004	410,000	251,000	243	298,106	30,000	265,650	40,049
	2003	375,000	150,000	166	0	40,000	0	34,259

Jacqueline A. Dedo (6)	2005	400,000	353,300	3,752	257,600	30,000	179,667	22,613
President – Automotive	2004	312,500	302,000	78,145	564,000	65,000	N/A	13,281

(1)	Reflects reimbursement of taxes resulting from payment of company-related spousal travel expenses and tax gross-ups related to company reimbursed financial planning services. Mrs. Dedo’s 2004 figure includes $60,178 in temporary living and relocation expenses related to her 2004 relocation.

(2)	The amounts shown in this column for 2005 include deferred dividend equivalents earned on stock options for the following individuals in amounts indicated: Mr. Griffith — $72,111; Mr. Eisenberg — $4,665; Mr. Arnold -$11,119; and Mr. Timken — $20,320. The amounts shown in this column for 2004 include deferred dividend equivalents earned on stock options for the following individuals in amounts indicated: Mr. Griffith — $160,856; Mr. Eisenberg — $7,624; Mr. Arnold — $60,106; and Mr. Timken — $21,883. Options granted by the Company prior to April 2002 provided for deferred dividend equivalents to be earned when total net income per share of the outstanding Common Stock is at least two and one-half times (or two times in the case of options granted prior to 1996) the total amount of cash dividends paid per share during the relevant calendar year. Deferred dividend equivalents are not traditional restricted stock, but deferred shares with no voting or statutory dividend rights. The deferred shares are subject to forfeiture until issuance, which occurs four years after the date they are earned provided the grantee remains continuously employed by the Company. The number of deferred shares earned in 2005 was: Mr. Griffith – 2,257; Mr. Eisenberg – 146; Mr. Arnold – 348; and Mr. Timken — 636. The number of deferred shares earned in 2004 was: Mr. Griffith – 6,812; Mr. Eisenberg – 293; Mr. Arnold – 2,310; and Mr. Timken — 841.

The remaining amounts shown in this column represent the value of restricted shares as of the date of grant. All of these restricted shares vest at the rate of 25% per year starting on the first anniversary of the grant, except for the restricted shares awarded to Mr. Eisenberg in 2002 and Mrs. Dedo in 2004 upon hire. Mr. Eisenberg’s restricted shares vest at the rate of 6,000 shares per year, on each anniversary date of hire for 2003 through 2006, with the remaining 26,000 shares vesting in 2007. Mrs. Dedo’s restricted shares will vest 6,000 shares per year, on each anniversary of her date of hire for 2005 and 2006, with the remaining 13,000 shares vesting in 2007. At the end of 2005, Mr. Griffith held a total of 72,500 restricted shares with a market value of $1,921,200; Mr. Eisenberg held a total of 53,000 restricted shares with a market value of $1,432,400; Mr. Timken held a total of 17,500 restricted shares with a market value of $511,000; Mr. Arnold held a total of 21,250 restricted shares with a market value of $593,250; and Mrs. Dedo held a total of 29,000 restricted shares with a market value of $677,490. Dividends are paid on Restricted Shares at the same rate as paid to all shareholders.

(3)	The amounts shown represent cash awards under performance units covering the three-year performance cycle ending in the year shown. The performance units covering the 2003-2005 and 2002-2004 performance cycles used return on equity and sales growth as the performance measures. Performance of both measures exceeded the threshold levels set by the Compensation Committee for each performance cycle. This resulted in calculated awards of 112% of target level for the 2003-2005 cycle and 101% of target level for the 2002-2004 cycle. The Compensation Committee approved an increase in the actual award for the 2002-2004 cycle of approximately 9%. Mrs. Dedo received a prorated award for the 2003-2005 cycle and no award for the 2002-2004 cycle because she did not join the Company until March of 2004.

(4)	The amounts shown in this column for 2005 have been derived as follows:
Mr. Griffith:
$9,450 annual contribution by the Company to the Savings and Investment Pension Plan (“SIP Plan”)
$64,875 annual contribution by the Company to the Post-Tax Savings and Investment Pension Plan (“Post-Tax SIP Plan”).
$33,019 annual life insurance premium paid by the Company.

Mr. Eisenberg:
$9,450 annual contribution by the Company to the SIP Plan.
$40,950 annual contribution by the Company to the Post-Tax SIP Plan.
$22,873 annual life insurance premium paid by the Company.
$12,975 annual contribution by the Company to the core defined contribution retirement income program.

Mr. Timken:
$9,450 annual contribution by the Company to the SIP Plan.
$37,977 annual contribution by the Company to the Post-Tax SIP Plan.
$6,568 annual life insurance premium paid by the Company.
$9,960 annual contribution by the Company to the core defined contribution retirement income program.

Mr. Arnold: $9,450 annual contribution by the Company to the SIP Plan. $18,345 annual contribution by the Company to the Post-Tax SIP Plan. $13,349 annual life insurance premium paid by the Company.

Mrs. Dedo:
$7,350 annual contribution by the Company to the SIP Plan.
$9,223 annual contribution by the Company to the Post-Tax SIP Plan.
$6,040 annual contribution by the Company to the core defined contribution retirement income program.

(5)	Mr. Timken was elected Corporate Vice President – Office of the Chairman in 2000, named Executive Vice President and President – Steel in 2004. On August 15, 2005, he was elected Chairman of the Board of Directors.

(6)	Mrs. Dedo joined the Company on March 1, 2004, as President — Automotive. Upon joining the Company, Mrs. Dedo was given a $100,000 signing bonus, which is included in the “Bonus” amount for 2004.
OPTION GRANTS IN LAST FISCAL YEAR
     The following table sets forth information concerning stock option grants made to the individuals named in the Summary Compensation Table during 2005 pursuant to the Long-Term Incentive Plan.

INDIVIDUAL GRANTS
		PERCENT
	(1)	OF TOTAL			(3)
	NUMBER OF	OPTIONS	(2)		GRANT
	SECURITIES	GRANTED TO	EXERCISE		DATE
	UNDERLYING	EMPLOYEES	OR BASE		PRESENT
	OPTIONS	IN FISCAL	PRICE	EXPIRATION	VALUE
NAME	GRANTED	YEAR	($/SHARE)	DATE	($)

James W. Griffith	134,000	18.7%	$25.21	January 31, 2015	1,051,900
Glenn A. Eisenberg	35,000	4.9%	$25.21	January 31, 2015	274,750
Ward J. Timken, Jr.	27,000	3.8%	$25.21	January 31, 2015	211,950
Michael C. Arnold	30,000	4.2%	$25.21	January 31, 2015	235,500
Jacqueline A. Dedo	30,000	4.2%	$25.21	January 31, 2015	235,500

(1)	All of these options were granted on January 31, 2005, and are exercisable beginning 12 months after the date granted, with 25% of the options covered thereby becoming exercisable at that time and with an additional 25% becoming exercisable on each of the following three anniversaries. The agreements pertaining to these options provide that such options will become exercisable in full and will vest in the event of normal retirement, early retirement with the Company’s consent, death or disability of the option holder or a change in control of the Company, in each case as defined in such agreements.

(2)	The exercise or base price per share represents the fair market value of the Company’s Common Stock as of the grant date.

(3)	The rules on executive compensation disclosure issued by the Securities and Exchange Commission authorize the use of variations of the Black-Scholes option-pricing model in valuing executive stock options. The Company used this model to estimate grant date present value. In applying this model, basic assumptions were made concerning variables such as expected option term, interest rates, stock price volatility and future dividend yield, to establish an estimated option value. There is, of course, no assurance that the value actually realized by an executive will be at or near the estimated value, because the actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

The following assumptions were used in establishing the option value for the options granted on January 31, 2005: (a) an option term of 8 years, which is the expected life of the option based on historical experience of stock option exercises at the Company; (b) an interest rate of 3.94%, which corresponds to the yield to maturity on an 8-year U.S. Treasury strip on January 28, 2005; (c) volatility of

.504, calculated using the quarter-ending stock prices for 5 years prior to the grant date; and (d) dividend yield of 3.69%, the average amount paid annually over the 5 years prior to grant date.
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
     The following table sets forth information with respect to the exercise of stock options during 2005 by the individuals named in the Summary Compensation Table and the aggregate number and value of options held by such individuals as of December 31, 2005.

					(2)
	SHARES		NUMBER OF SECURITIES		VALUE OF IN-THE-MONEY
	ACQUIRED	(1)	UNDERLYING OPTIONS AT		OPTIONS AT
	ON	VALUE	FISCAL YEAR-END		FISCAL YEAR-END
	EXERCISE	REALIZED	(#)		($)
NAME	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James W. Griffith	142,000	1,849,875	225,000	347,000	2,211,010	3,184,330

Glenn A. Eisenberg	28,750	253,379	0	113,750	0	1,234,875

Ward J. Timken, Jr.	10,000	134,600	64,000	65,000	771,174	595,310

Michael C. Arnold	125,650	1,232,393	16,200	91,250	39,077	937,800

Jacqueline A. Dedo	0	0	10,000	85,000	100,350	756,225

(1)	The value to be realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Company’s Common Stock on the date of exercise.

(2)	Based on the difference between the exercise price and the closing stock price on the New York Stock Exchange at year-end.

LONG-TERM INCENTIVE PLAN – AWARDS IN LAST FISCAL YEAR
     The following table provides information relating to the performance unit awards that were made in 2005 to the individuals named in the Summary Compensation Table under the Long-Term Incentive Plan.

	NUMBER OF
	SHARES, UNITS	PERFORMANCE OR
	OR OTHER	OTHER PERIOD UNTIL	ESTIMATED FUTURE PAYOUTS
	RIGHTS	MATURATION OR	UNDER NON-STOCK PRICE-BASED PLANS
NAME	(#)	PAYOUT	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)

James W. Griffith	9,500	1/1/2005- 12/31/2007	712,500	950,000	1,900,000

Glenn A. Eisenberg	4,400	1/1/2005- 12/31/2007	330,000	440,000	880,000

Ward J. Timken, Jr.	3,200	1/1/2005- 12/31/2007	240,000	320,000	640,000

Michael C. Arnold	3,080	1/1/2005- 12/31/2007	231,000	308,000	616,000

Jacqueline A. Dedo	2,800	1/1/2005- 12/31/2007	210,000	280,000	560,000
     Each performance unit has a cash value of $100.00. Payment of awards is subject to the attainment of return on equity and sales growth targets. Each measure is weighted equally. For a payment to be earned, the actual performance during the performance period must exceed the threshold performance levels for both return on equity and sales growth. If the threshold performance level for either measure is not attained, then no payment will occur. If an award is payable, the minimum award is 75% of target and the maximum award is 200% of target. Payments may be made in cash or shares of Common Stock, as determined by the Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION
     The table below sets forth information as of December 31, 2005, regarding the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, the Company has made equity compensation available to Directors, officers, and other employees of the Company. The Long-Term Incentive Plan has been approved by shareholders.

			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,606,281 (1)	$22.78 (2)	4,390,002 (3)/ (4)

Equity compensations plans not approved by security holders:	0	0	0

Total:	5,606,281 (1)	$22.78 (2)	4,390,002 (3)/ (4)

(1)	The amount set forth in column (a) includes non-qualified stock options, deferred shares, and dividend credits, but does not include restricted shares or performance units.

(2)	The weighted average exercise price in column (b) includes non-qualified stock options only.

(3)	The amount set forth in column (c) represents shares of Common Stock remaining available under the Long-Term Incentive Plan, which authorizes the Compensation Committee to make awards of option rights, appreciation rights, restricted shares, deferred shares, and performance units. Awards may be credited with dividend equivalents payable in the form of shares of Common Stock. In addition, under the Long-Term Incentive Plan, Nonemployee Directors are entitled to awards of restricted shares, Common Stock and option rights pursuant to a formula set forth in the Long-Term Incentive Plan. The maximum number of shares of Common Stock that may be issued under the Long-Term Incentive Plan as restricted shares and deferred shares cannot (after taking into account any forfeitures and excluding automatic awards of restricted shares to Nonemployee Directors) exceed 15% of the 16,200,000 shares of Common Stock previously authorized for issuance under the Long-Term Incentive Plan. As of December 31, 2005, 1,407,495 shares of Common Stock remained available for future issuance as restricted shares or deferred shares.

(4)	The Company also maintains the Director Deferred Compensation Plan and the 1996 Deferred Compensation Plan pursuant to which Directors and employees, respectively, may defer receipt of shares of Common Stock authorized for issuance under the Long-Term Incentive Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of shares of Common Stock.

PENSION PLAN TABLE
     During 2003, the Company moved from a defined benefit program to a core defined contribution retirement income program for all new salaried employees hired on or after January 1, 2004, as well as for current salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. For current salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003, a defined benefit program utilizing a formula of 0.75% per year of service times the average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”) was implemented effective as of January 1, 2004. For vested service prior to January 1, 2004, the formula in effect at the time of service would be applied to such service.
     Consistent with the retirement income program changes the Company implemented for its salaried employees generally, the Company also reviewed and modified its Supplemental Executive Retirement Program for Executive Officers (“SERP”), effective January 1, 2004. Supplemental retirement income benefits under the SERP will be calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the SIP Plan and the Post-Tax SIP Plan. The supplemental benefit will vest after five years of service as an officer of the Company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of Company service will be available, but will include a 4% reduction in benefits per year for each year of early retirement prior to reaching age 62. To receive 100% of the supplemental benefit, the officer must have at least 10 years of Company service. Benefits will be prorated for Company service of less than 10 years.
     The following table shows the estimated annual retirement benefits for Mr. Griffith, based on a formula of: (1) 1.75% per year of service times Final Average Earnings, applied to Mr. Griffith’s service prior to January 1, 2004; plus (2) 60% times Final Average Earnings times the ratio of Mr. Griffith’s service after December 31, 2003 to his total service, without taking into account the estimated amounts to be offset against the SERP benefit. As described above, amounts shown in the table will be reduced by the earnings opportunity provided to Mr. Griffith through the Company contributions under the SIP Plan and the Post-Tax SIP Plan, ratioed in the same manner as in item (2) above. Amounts shown in the table were developed assuming that payment of benefits commenced at age 62, which is the Company’s normal retirement age. Of the Executive Officers named in the Summary Compensation Table, only Mr. Griffith is covered by the formula reflected in the table because of his length of service as an officer of the Company.

	YEARS OF SERVICE (1)(2)
REMUNERATION
(3)	20	25	30	35

900,000	338,000	443,000	512,000	562,000
1,000,000	376,000	492,000	569,000	625,000
1,100,000	413,000	541,000	626,000	687,000
1,200,000	451,000	590,000	683,000	750,000
1,300,000	488,000	639,000	740,000	812,000
1,400,000	526,000	689,000	797,000	875,000
1,500,000	564,000	738,000	854,000	937,000
1,600,000	601,000	787,000	911,000	1,000,000
1,700,000	639,000	836,000	968,000	1,062,000
1,800,000	676,000	885,000	1,025,000	1,125,000
1,900,000	714,000	935,000	1,082,000	1,187,000
2,000,000	751,000	984,000	1,139,000	1,250,000
2,100,000	789,000	1,033,000	1,196,000	1,312,000
2,200,000	827,000	1,082,000	1,253,000	1,375,000

(1)	Amounts in this section of the table have been developed in accordance with the provisions of the retirement plan and individual agreements based upon a straight life annuity, not under any of the various survivor options. These amounts have been determined without regard to the maximum benefit limitations for defined benefit plans and the limitations on compensation imposed by the Internal Revenue Code of 1986, as amended. The SERP and individual agreements direct the payment out of general funds of the Company of any benefits earned that may exceed these limits.

(2)	Mr. Griffith had 21 years of credited Company service as of December 31, 2005, including 8 years of service as an officer of the Company.

(3)	Benefits are based upon Final Average Earnings. Mr. Griffith’s Final Average Earnings as of December 31, 2005, are $1,186,900.
     Mr. Arnold’s defined benefit calculation is based on a formula that is lower than that shown in the table as a result of the formulas in effect at the time of his vested service. Because neither Mr. Eisenberg nor Mr. Timken, Jr. had a combination of age and service with the Company that equaled or exceeded 50 as of December 31, 2003, they do not accumulate any service under a defined benefit program after December 31, 2003. Because Mrs. Dedo was not employed by the Company as of December 31, 2003, she did not accrue any service under the Company’s defined benefit program. As a result, the retirement income benefit levels for Messrs. Arnold, Eisenberg and Timken and Mrs. Dedo will primarily be determined under the SERP.
     The years of credited Company service as of December 31, 2005 were: 3 years for Mr. Eisenberg, 26 for Mr. Arnold, 13 for Mr. Timken, and 1 year for Mrs. Dedo. The years of credited service as an officer of the Company as of December 31, 2005 were: 3 years for Mr. Eisenberg, 6 years for Mr. Arnold, 6 years for Mr. Timken, and 1 year for Mrs. Dedo. The estimated annual benefit at age 62, based on current compensation, without taking into account the estimated amounts to be offset against the SERP benefit, is $507,000 for Mr. Eisenberg, $415,000 for Mr. Arnold, $458,000 for Mr. Timken, and $361,000 for Mrs. Dedo. As described above, these estimated amounts will be reduced by any defined benefit payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the SIP Plan and the Post-Tax SIP Plan.
CHANGE IN CONTROL SEVERANCE AGREEMENTS
     The Company is a party to Severance Agreements with 19 of its senior executives (including the Executive Officers named in the Summary Compensation Table). Under these Agreements, when certain events occur, such as a reduction in the individual’s responsibilities or termination of the individual’s employment, following a change in control of the Company (as defined in the Agreements), the individual will be entitled to receive payment in an amount, grossed up for any excise taxes payable by the individual, equal to three times the individual’s annual base salary and highest annual incentive compensation during the past three years plus a lump sum amount representing a supplemental pension benefit. The individual would also receive certain benefits under the SIP Plan and the Post-Tax SIP Plan. The Severance Agreements also permit the individual to resign for any reason or without a reason during the 30-day period immediately following the first anniversary of the first occurrence of a change in control and receive the severance benefits. The amounts payable under these Severance Agreements are secured by a trust arrangement.
CHANGE IN CONTROL SEVERANCE PAY PLAN
     The Company has implemented a Severance Pay Plan covering approximately 147 key employees (other than those who are party to Severance Agreements). Under the Severance Pay Plan, an individual whose employment is terminated following a change in control (as defined in the Plan) may be entitled to receive payment in an amount equal to 150% to 200% of the individual’s annual base salary (depending upon length of service), grossed up for any excise taxes payable by the individual, and may also have certain benefits continued for a period of six months.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Compensation Committee of the Board of Directors is composed of John A. Luke, Jr. (Chairman), Phillip R. Cox, Jerry J. Jasinowski, Joseph W. Ralston and Jacqueline F. Woods. Each member of the Compensation Committee meets the independence standards of the New York Stock Exchange listing requirements.
     The Compensation Committee has been delegated responsibility by the Board of Directors for establishing and administering the Company’s policies, programs and procedures for compensating its senior management consistent with the Company’s compensation philosophy.
Compensation Philosophy
     The Compensation Committee’s compensation philosophy is to provide a total compensation package that:
•	enables the Company to attract, retain and motivate superior quality executive management;

•	reflects competitive market practices based on comparative data from a relevant peer group of companies; and

•	links the financial interests of executive management with those of shareholders, through short-term and long-term incentive plans clearly tied to corporate, business unit and individual performance.
     The Company, with the Compensation Committee’s guidance and approval, has developed compensation programs based on this philosophy for Executive Officers, including the Chief Executive Officer and the other Executive Officers named in the Summary Compensation Table. The Company relies on its annual performance award and long-term incentive awards, tied directly to individual, business unit and corporate performance, to provide total direct compensation that is aligned to achievement of pre-established goals for the year. Total direct compensation, on average, is targeted at the market median. The Compensation Committee determines specific compensation elements for the Chief Executive Officer and considers and acts upon recommendations made by the Chief Executive Officer regarding compensation of the other Executive Officers and key employees.
     In setting the compensation for the Company’s Executive Officers for 2005, the Compensation Committee conducted a review of total compensation provided by companies with net sales of $3-6 billion dollars. The companies included in this compensation review are not the same companies used in the peer group index appearing in the performance graph. The performance graph employs a peer index blending the S&P Steel Index and six bearing companies that are direct competitors of the Company’s Bearing Business, five of which are foreign companies. The companies in the peer group index are not relevant for compensation comparisons, where the Company seeks to look at other industrial companies of similar size that are more representative of the employment market for executive management in which the Company competes, whether or not they are in the bearing or steel business.
     The Company compared the total compensation opportunity provided to its Executive Officers to total compensation for the selected companies as reported in the 2004 Towers Perrin CDB Executive Compensation Database and the 2004 Hewitt Total Compensation Measurement Executive Compensation by Industry Database. Following completion of this analysis and development of proposed base salary ranges and target annual performance award opportunities, an external compensation consultant reviewed the information and discussed the findings with the Compensation Committee. The Committee then approved revised base salary ranges, target annual performance award opportunities and long-term incentive grants for the Company’s Executive Officers, effective January 2005.
     The Compensation Committee reviewed all the components of the Chief Executive Officer‘s and the other Executive Officers’ compensation and determined that the total compensation of the Chief Executive Officer and the other Executive Officers is reasonable and consistent with the Company’s compensation philosophy.
     The Compensation Committee has addressed the impact of Section 162(m) of the Internal Revenue Code (the “Code”) by obtaining shareholder approval of the Senior Executive Management Performance Plan and the Long-Term Incentive Plan and by allowing certain grants under the Long-Term Incentive Plan to qualify as performance-based compensation. The Chief Executive Officer and the other Executive Officers named in the Summary Compensation Table all participated in the Senior Executive Management Performance plan for 2005. It is the Compensation Committee’s general policy to consider the deductibility of compensation and benefits for Federal income tax purposes, along with other relevant factors, when determining executive compensation practices.
Base Salary
     Base salary ranges for Executive Officers are determined by the Compensation Committee based on external surveys of salary practices for positions with similar levels of responsibility and in consultation with an external compensation consultant. At least annually, the Committee reviews the recommendations of the Chief Executive Officer and approves, with any modifications it deems appropriate, individual base salary amounts for Executive Officers based on individual performance and position in the salary range.
Annual Performance Award
     The Company’s Senior Executive Management Performance Plan and the Management Performance Plan provide the opportunity to Executive Officers and key employees to earn annual incentive compensation based on the achievement of corporate and business unit performance goals established by the Compensation Committee.
     The Compensation Committee establishes the performance goals each year based upon business plans approved by management and reviewed with the Board of Directors. The primary performance measurement is Return on Invested Capital, defined as Earnings Before Interest and Taxes as a percentage of Beginning Invested Capital (“EBIT/BIC”). The Committee believes that EBIT/BIC is closely correlated with the creation of shareholder value. This measure is considered at the corporate level and for each business unit. A minimum level of performance is established each year, below which no annual performance awards are earned.
     For 2005, the Compensation Committee selected the Chief Executive Officer and the other Executive Officers named in the Summary Compensation Table as the only participants in the Senior Executive Management Performance Plan, which provided a target award opportunity of 100% of base salary for the Chief Executive Officer and 60% of base salary for the other named Executive Officers, although the actual awards can be higher or lower than the target depending upon the attainment of the goals. The Management Performance Plan provided target award opportunities for 2005 for other Executive Officers that ranged from 50% to 60% of base salary, although the actual awards can be higher or lower than that range depending upon the attainment of corporate, business unit and individual goals. The Senior Executive Management Performance Plan and the Management Performance Plan both require a threshold level of EBIT/BIC performance in order for annual performance awards to be earned; the Management Performance Plan, however, gives the Compensation Committee discretion to determine performance awards for achievement in key areas.
     The primary performance measure for 2005 for the annual performance award plans was corporate EBIT/BIC. In addition, specific goals were established under both plans for key measures that the Compensation Committee identified as being aligned with the creation of shareholder and customer value in 2005. For the Senior Executive Management Performance Plan, the additional measure was working capital as a percentage of sales. For the Management Performance Plan, the additional measures for business unit participants were business unit EBIT/BIC and working capital as a percentage of sales as well as customer service, while the additional measures for corporate center participants were working capital as a percentage of sales and customer service.
     Results in 2005 exceeded the threshold EBIT/BIC performance necessary for annual performance awards to be earned under both annual performance plans. For the Senior Executive Management Performance Plan, achievements against the pre-established targets resulted in a calculated award of approximately 219% of base salary for Mr. Griffith and 131% of base salary for the other named Executive Officers. The Compensation Committee adjusted these awards downward by approximately 30% to better align the awards under the Senior Executive Management Performance Plan with the awards under the Management Performance Plan, resulting in a final award of approximately 152% of base salary for Mr. Griffith and between 88% and 124% of base salary for the other named Executive Officers. For the Management Performance Plan, the effects of integration, restructuring, impairment and reorganization charges and other special items are excluded from the EBIT/BIC calculation for the purpose of determining performance awards to better measure performance related to the on-going operation of the business. In addition to corporate and business unit measures, participants in the Management Performance Plan were also measured on achievement of individual performance objectives, which can result in a positive or negative adjustment to the total performance award. The Compensation Committee approved awards for Executive Officers under the Management Performance Plan that ranged from 67% to 88% of base salary earned in 2005.
     The goals for the annual performance award plans for 2006 were set by the Compensation Committee and approved by the Board at their February 2006 meeting. The performance measures for the Senior Executive Management Performance Plan for 2006 are corporate EBIT/BIC and working capital as a percentage of sales. The Compensation Committee selected the Chief Executive Officer, the other Executive Officers named in the Summary Compensation Table, and Salvatore J. Miraglia, Jr., President – Steel, as the participants in the Senior Executive Management Performance Plan for 2006. The performance measures for the Management Performance Plan for 2006 include corporate EBIT/BIC, working capital as a percentage of sales and customer service. Specific business unit measures and individual goals will also be considered under this plan. The target award opportunity for Executive Officers for 2006 will range from 50% to 100% of base salary, although the actual awards could be higher or lower than that range depending upon the attainment of corporate, business unit and individual goals.
Long-Term Incentives
     The Compensation Committee administers the Long-Term Incentive Plan, which was last approved by shareholders effective April 20, 2004. The number of shares that may be issued or transferred under the Long-Term Incentive Plan may not exceed in the aggregate 16,200,000 shares of Common Stock. Awards under the Long-Term Incentive Plan can be made in the form of non-qualified stock options, incentive stock options, appreciation rights, performance shares, performance units, restricted shares and deferred shares. For 2005, a combination of non-qualified stock options, restricted shares and performance units were granted as part of the total compensation package for the Chief Executive Officer and the other Executive Officers. The use of non-qualified stock options and restricted shares enables Executive Officers to gain value if the Company’s shareholders gain value. The use of performance units strengthens alignment between overall corporate performance and compensation and promotes the profitable growth of the Company.
     The sizes and types of the awards under the Long-Term Incentive Plan are determined by the Compensation Committee annually. For Executive Officers in 2005, the initial target value for each participant’s total grant of non-qualified stock options, restricted shares and performance units was determined by multiplying the midpoint of their salary range by a position level multiple that ranged from 1.68 to 3.09. The position level multiples were based on market competitive compensation practices derived from external survey data. Once the target award values were established, the awards were allocated among the different components using valuation methods determined by management in consultation with the Compensation Committee and an external compensation consultant. After this initial determination, the Compensation Committee reviewed, modified as appropriate and approved the long-term incentive grants based on the Committee’s assessment of market competitive compensation practices, past award histories, individual performance and recommendations from the Chief Executive Officer, other than for himself.
     Beginning in 2002, the Compensation Committee replaced target compensation previously delivered through deferred dividend equivalents with grants of performance units with a three-year performance period. The performance measures used for the performance units granted in 2005 are return on equity and sales growth. Each measure is weighted equally. The target award opportunity for Executive Officers for the performance units granted in 2005 ranges from 50% to 100% of base salary in effect on January 1, 2005, although the actual awards could be higher or lower than that range depending upon the attainment of the goals.
     For the performance units covering the 2003-2005 performance cycle, which were granted in 2003 and also used the performance measures of return on equity and sales growth, performance of both measures exceeded the threshold performance level. Achievement of results against the pre-established targets resulted in a calculated award of 112% of target level. This resulted in cash awards for Executive Officers that ranged from 56% to 112% of base salary in effect on January 1, 2003. For additional information about performance unit awards, refer to the “Long-Term Incentive Plans – Awards in Last Fiscal Year” table.

     Share ownership targets have been established for Executive Officers and other key executives and are intended to more closely align the interests of executive management with those of shareholders. These targets set a specific level of ownership ranging from one and one-half to five times salary to be achieved in most cases within five years of the date the guidelines become applicable to the Executive Officer.
Deferred Compensation
     The Company maintains a Deferred Compensation Plan that allows certain employees, including the Executive Officers, to defer receipt of all or a portion of their salary, employee contributions and company match that would otherwise be directed to the Post-Tax SIP Plan and/or incentive compensation payable in cash or shares of Common Stock until a future time they have specified. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. The Deferred Compensation Plan in not funded by the Company and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately.
Chief Executive Officer Compensation
     The Compensation Committee evaluates the performance of the Chief Executive Officer each year and determines his compensation on the basis of this evaluation. The Chief Executive Officer’s compensation is calculated based upon the same factors set forth in the Executive Officer compensation philosophy. The principal components of the Chief Executive Officer’s compensation include base salary, annual performance award and long-term incentives. The base salary range for the Chief Executive Officer is determined using survey data in the same manner as for other Executive Officers.
     The Chief Executive Officer’s compensation is aligned with the Company’s performance through the Senior Executive Management Performance Plan and the Long-Term Incentive Plan. The methodology used to calculate the Chief Executive’s compensation under each plan is similar to other Executive Officers.
     Effective January 1, 2005, Mr. Griffith’s base salary was increased from $900,000 to $950,000. In setting Mr. Griffith’s compensation, the Compensation Committee considered a number of factors, including his experience and performance in relation to the performance of the Company. His target annual performance award is 100% of base salary.
     Mr. Griffith’s annual performance award for 2005 was measured by the achievement of pre-established goals for corporate EBIT/BIC and working capital as a percentage of sales. The company’s performance for 2005 resulted in an annual performance award of $1,445,000 in cash for Mr. Griffith.
     Mr. Griffith also received a cash award under performance units covering the 2003-2005 performance cycle, which were granted in 2003 and used the performance measures of return on equity and sales growth. The Compensation Committee determined that the performance for both measures exceeded the threshold performance level. Achievement of results against the pre-established targets resulted in an award earned at 112% of target level. This resulted in a cash award for Mr. Griffith of $896,000.
     In 2005, Mr. Griffith received non-qualified stock options exercisable for 134,000 shares and 30,000 restricted shares, both of which will vest at the rate of 25% per year, and 9,500 performance units covering the performance period of January 1, 2005, through December 31, 2007. The Compensation Committee believes that Mr. Griffith’s total compensation was commensurate with his experience and leadership, his performance and the performance of the Company.

Compensation Committee
John A. Luke, Jr., Chairman
Phillip R. Cox
Jerry J. Jasinowski
Joseph W. Ralston
Jacqueline F. Woods

Assumes $100 invested on January 1, 2001, in Timken Company Common Stock, S&P 500 Index and Peer Index.

	2001	2002	2003	2004	2005
Timken Company	$111.51	$135.32	$146.73	$194.68	$244.83
S&P500	88.18	68.69	88.39	98.00	102.82
80% Bearing/20% Steel ***	98.57	94.96	133.62	174.53	257.80

***	Effective in 2003, the weighting of the peer index was revised from 70% Bearing/30% Steel to more accurately reflect the Company post Torrington acquisition.
The line graph compares the cumulative total shareholder returns over five years for The Timken Company, the S&P 500 Stock Index, and a peer index that proportionally reflects The Timken Company’s two businesses. The S&P Steel Index comprises the steel portion of the peer index. This index was comprised of seven steel companies in 1996 and is now three (Allegheny Technologies, Nucor and US Steel Corp.) as industry consolidation and bankruptcy have reduced the number of companies in the index. The remaining portion of the peer index is a self constructed bearing index that consists of six companies. These six companies are Kaydon, FAG, Koyo Seiko, NSK, NTN and SKF. The last five are non-US bearing companies that are based in Germany (FAG), Japan (Koyo Seiko, NSK, NTN), and Sweden (SKF). The bearing index was favorably impacted by FAG which appreciated by 71.9% in the year 2001 primarily due to the unsolicited takeover by INA-Holding Schaeffler KG. FAG was eliminated from the bearing index in 2003 when its minority interests were acquired and its shares delisted.

AUDITORS
     The independent accounting firm of Ernst & Young LLP has acted as the Company’s auditor for many years and has been selected as the auditor for the current year. Representatives of that firm are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions. Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the Company in 2004 and 2005.

	2004	2005
Audit fees:
Consolidated financial statements	$1,608,800	$1,642,200
Sarbanes Oxley – Section 404 attestation	1,350,000	1,860,900	*
Acquisition opening balance sheet	305,400	—
Statutory audits	847,000	971,100
Regulatory filings (SEC)	33,300	—
Accounting consultations	252,100	417,700	*

	4,396,600	4,891,900
Audit-related fees:
Acquisition working capital adjustment	33,500	—
Divestiture audit	21,900	—
Employee benefit plan audits	206,300	232,900
Accounting consultation	54,100	—
Due diligence related to acquisitions	—	144,800

	315,800	377,700
Tax fees:
Tax compliance	774,100	697,200
Tax planning	144,500	146,500

	918,600	843,700

All other fees:	—	—

	$5,631,000	$6,113,300

*	Includes $749,300 billed in 2005 for the 2004 audit.
     The Audit Committee has adopted policies and procedures requiring pre-approval of all audit and non-audit services provided by the independent auditor. Other than audit and non-audit services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above under “Audit-related fees” and “Tax fees” were approved by the Audit Committee in accordance with its pre-approval policies and procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and Directors, and persons who own more than ten percent of the Common Stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange, and to provide the Company with copies of such reports. The Company is required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.
     Based solely upon its review of the copies of such reports furnished to the Company, or written representations that no forms were required to be filed, the Company is not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2005, by its Executive Officers, Directors, or 10% shareholders, except that a report of the disposition of 2,106 shares of Common Stock on January 10, 2005, by Glenn A. Eisenberg to pay for taxes in connection with the vesting of a Restricted Stock award of 6,000 shares of Common Stock, was filed on January 13, 2005.
SUBMISSION OF SHAREHOLDER PROPOSALS
     The Company must receive by November 13, 2006, any proposal of a shareholder intended to be presented at the 2007 Annual Meeting of Shareholders and to be included in the Company’s proxy materials related to the 2007 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Such proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act in connection with the 2007 Annual Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by January 27, 2007, or such proposals will be considered untimely under Rule 14a-4(c) of the Exchange Act. The Company’s proxy related to the 2007 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after January 27, 2007.
SHAREHOLDER COMMUNICATIONS
     Shareholders may send communications to the Board of Directors, any standing committee of the Board, or to any Director in particular, in writing to c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Shareholders may also submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful review of the matter.
GENERAL
     On the record date of February 21, 2006, there were outstanding 93,174,472 shares of Common Stock, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than fifty percent of such shares shall constitute a quorum for purposes of the Annual Meeting.
     The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, Officers and other employees of the Company, without extra remuneration, may solicit the return of proxies by telephone, telegraph, facsimile, personal contact or other means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $9,500, plus reasonable out-of-pocket expenses.
     Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the election of Directors as indicated under Item No. 1 and, as to any other business as may be properly brought before the Annual Meeting of Shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders.
     You may, without affecting any vote previously taken, revoke your proxy at any time before the Annual Meeting of Shareholders by a later dated proxy received by the Company, or by giving notice to the Company either in writing or at the meeting.
     National City Bank (“National City”) will be responsible for tabulating the results of shareholder voting. National City will submit a total vote only, keeping all individual votes confidential. Representatives of National City will serve as inspectors of election for the Annual Meeting of Shareholders. Under Ohio law and the Company’s Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting of Shareholders, but proxies representing shares held in “street name” by brokers that are not voted with respect to any proposal will not be counted for quorum purposes.
     After April 1, 2006, the Company will furnish to each shareholder, upon written request and without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including financial statements and schedules thereto, filed with the Securities and Exchange Commission. Requests should be addressed to Scott A. Scherff, Corporate Secretary and Assistant General Counsel, The Timken Company, 1835 Dueber Avenue, S.W. – GNE-01, Canton, Ohio 44706-2798.

APPENDIX A
NEW YORK STOCK EXCHANGE
INDEPENDENCE STANDARDS
1.	No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

2.	In addition, a director is not independent if:
(i)	The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company.

(ii)	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)	(A) The director or an immediate family member is a current partner of a firm that is the company’s internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv)	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 94856
Cleveland, OH 44101-4800

Vote by Telephone

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone
Call Toll-Free using a
Touch-Tone phone:
1-888-693-8683

Vote by Internet
Access the Website and
Cast your vote:
http://www.cesvote.com

Vote by Mail
Return your proxy
in the Postage-Paid
envelope provided

Vote 24 hours a day, 7 days a week!
If you vote by telephone or Internet, please do not send your proxy by mail.

è

Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

The Timken Company	proxy / voting instruction card
The undersigned appoints W. J. Timken, Jr.; James W. Griffith; and Scott A. Scherff; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on April 18, 2006 at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ associate share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date:	, 2006

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.
PLEASE SIGN AND RETURN AS SOON AS POSSIBLE.

Notice Of Annual Meeting Of Shareholders

April 18, 2006
10:00 a.m.
Corporate Auditorium (C1G)
The Timken Company
1835 Dueber Avenue, S.W.
Canton, OH 44706-2798
Telephone: (330) 438-3000
Parking: Shareholders attending the meeting may park in the visitor lot behind the Corporate Office building.
Note: If your shares are held in street name, please bring a letter with you from your broker stating as such to the Annual Meeting.

For directions to the Annual Meeting, you may call 330-471-3378.
ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE
If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company’s transfer agent, National City Bank, Post Office Box 92301, Cleveland, Ohio 44193-0900, or the Company in writing.
To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.
ê Please fold and detach card at perforation before mailing. ê

The Timken Company	proxy / voting instruction card
The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR proposal 1.
1.	Election of Directors to serve in Class III for a term of three years:

(1) Joseph W. Ralston	(2) John M. Timken, Jr.	(3) Jacqueline F. Woods

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY to vote for all nominees listed above
(except as marked to the contrary below)

To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below:

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.